Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-71744, 33-88812, 33-87308, 333-46613, 333-92395, 333-49890, 333-73208, 333-98285, 333-113614, 333-115342, 333-150258 and 333-173066 on Form S-8 and in Registration Statement No. 333-163328 on Form S-3 of our reports dated March 15, 2012, relating to the financial statements and financial statement schedule of Kopin Corporation, and the effectiveness of Kopin Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Kopin Corporation for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 15, 2012